UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 15, 2018

VERISIGN, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware
(State or Other Jurisdiction of
Incorporation)

000-23593	94-3221585
(Commission File Number)	(IRS Employer Identification No.)

12061 Bluemont Way, Reston, VA	20190
(Address of Principal Executive Offices)	(Zip Code)
(703) 948-3200
(Registrant’s Telephone Number, Including Area Code)
 (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the Registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company     ☐
If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01.	Other Events.

On February 15, 2018, VeriSign, Inc. (the "Company") called for the redemption of all of its outstanding 3.25% Junior Subordinated Convertible Debentures due 2037 (the "Notes"), which were issued pursuant to an Indenture dated as of August 20, 2007 (the "Indenture"), between the Company and U.S. Bank National Association, as Trustee, Paying Agent and Conversion Agent. The Notes will be redeemed on May 1, 2018 (the "Redemption Date") at a redemption price equal to 100% of the principal amount of the Notes, plus accrued but unpaid interest up to, but not including, the Redemption Date.

The Notes called for redemption may be converted at any time before 5:00 p.m. New York City time on Monday, April 30, 2018, the business day immediately preceding the Redemption Date (the "Conversion Deadline Date"). Each $1,000 principal amount of the Notes is convertible into 29 shares of common stock of the Company, plus cash in lieu of fractional shares, subject to adjustment under certain circumstances as set forth in the Indenture. The Company hereby notifies the holders that the Settlement Method (as defined in the Indenture) applicable to conversions occurring after the date of this notice and prior to the Conversion Deadline Date shall be Net Share Settlement (as defined in the Indenture). As a result, the Specified Dollar Amount (as defined in the Indenture) applicable to such conversions will be $1,000. The Observation Period (as defined in the Indenture) for conversions during such period will begin on March 15, 2018, the 32nd trading day prior to the Redemption Date, and is expected to end on April 26, 2018.  Such conversions are expected to settle on the Redemption Date.  Holders who want to convert Notes must satisfy the requirements set forth in the Indenture and the Notes in order to effect such conversion.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VERISIGN, INC.

Date: February 15, 2018	By:	/s/ Thomas C. Indelicarto
Thomas C. Indelicarto
Executive Vice President, General Counsel and Secretary